                                                                     EXHIBIT 4.2

                          AGENTED REVOLVING CREDIT AND
                               TERM LOAN AGREEMENT

      This Agented Revolving Credit and Term Loan Agreement is dated as of October 15, 2002, among ORCHIDS PAPER PRODUCTS COMPANY, a Delaware corporation ("Borrower"), and BANK OF OKLAHOMA, N.A. and LOCAL OKLAHOMA BANK, N.A. (individually a "Bank" and collectively the "Banks"), and BANK OF OKLAHOMA, N.A., as agent for the Banks hereunder (in such capacity, the "Agent").

                                    RECITALS

      Subject to the terms and conditions set forth below, Banks have agreed to extend to Borrower the following loans: (i) a $6,500,000 term loan ("$6,500,000 Term Loan"), (ii) a $4,000,000 term loan ("$4,000,000 Term Loan"), and (iii) a $4,500,000 revolving line of credit ("$4,500,000 Revolving Line").

                                    AGREEMENT

      For valuable consideration received, it is agreed as follows:

      1. DEFINED TERMS. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa).

            1.1. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in
      Section 6.9, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

            1.2. "Adjusted LIBOR Rate" shall mean the LIBOR Rate plus the LIBOR Rate Margin. The Adjusted LIBOR Rate shall be recalculated on not less than a quarterly basis, upon Agent's receipt of Borrower's quarterly financial statements. From the date of this Agreement to the first recalculation, the Adjusted LIBOR Rate shall be set at the LIBOR Rate plus two and three quarters percent (2.75%) per annum, with the first recalculation to be effected upon Agent's receipt of Borrower's December 31, 2002 quarterly financial statement, but in no event later than February 15, 2003.

            1.3. "Adjusted Prime Rate" shall mean the Prime Rate plus the Prime Rate Margin. The Adjusted Prime Rate shall be recalculated on not less than a quarterly basis, upon Agent's receipt of Borrower's quarterly financial statements. From the date of this Agreement to the first recalculation, the Adjusted Prime Rate shall be set at the Prime Rate, with the first recalculation to be effected upon Agent's receipt of Borrower's December 31, 2002 quarterly financial statement, but in no event later than February 15, 2003.

            1.4. "Affiliate" means any Person: (i) which directly or indirectly controls, or is controlled by, or is under common control with, Borrower;
      (ii) which directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of Borrower; or (iii) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by Borrower. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

            1.5. "Agreement" means this Agented Revolving Credit and Term Loan Agreement, as amended, supplemented, or modified from time to time.

            1.6. "Borrowing Base" means, at any date of determination thereof, the sum of eighty percent (80%) of Borrower's Qualified Receivables at such date, plus fifty percent (50%) of Borrower's Qualified Inventory at such date, as determined by Agent based upon the most recent information relating thereto provided to Agent pursuant to Section 2.3; provided, however, that Qualified Inventory shall not exceed the Qualified Inventory Cap as determined by Agent in its sole discretion. The "Qualified Inventory Cap" shall equal the lesser of 50% of Qualified Inventory or 80% of Borrower's Qualified Receivables such that Qualified Inventory comprises no more than 50% of the overall Borrowing Base.

            1.7. "Borrowing Base Certificate" means each certificate from Borrower to Agent relating to the Borrowing Base, substantially in the form of Schedule "1.7" hereto.

            1.8. "Borrowing Resolutions" means certified Resolutions from the Secretary of Borrower, in form and content as set forth on Schedule "1.8" attached hereto.

            1.9. "Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks in Oklahoma are authorized or required to close under the laws of the State of Oklahoma.

            1.10. "Capital Lease" means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

            1.11. "Certificates of Good Standing" means a Certificate of Good Standing issued by the Secretary of State of incorporation for the Borrower and such other states in which Borrower does business and is required to domesticate or otherwise register, indicating that Borrower is in good standing with the laws of such state(s).

            1.12. "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

            1.13. "Collateral" means all property in which the Banks are intended to have a security interest, as described in Section 3.

            1.14. "Commitment" means each Bank's obligation to make loans to the Borrower pursuant to this Agreement.

            1.15. "Commonly Controlled Entity" means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 414(b) or 414(c) of the Code.

            1.16. "Debt" means, including but not limited to: (i) indebtedness or liability for borrowed money; (ii) obligations evidenced by bonds, debentures, notes, or other similar instruments; (iii) obligations for the deferred purchase price of property or services (including trade obligations); (iv) obligations under letters of credit; (v) obligations under acceptance facilities; (vi) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or entity, or otherwise to assure a creditor against loss; and (vii) obligations secured by any Liens, whether or not the obligations have been assumed.

            1.17. "Debt Service Coverage Ratio" shall mean the ratio of (i) EBITDA for the preceding four (4) consecutive fiscal quarters of Borrower, to (ii) Borrower's Debt Service Requirement for the same four (4) consecutive fiscal quarters.

            1.18. "Debt Service Requirement" shall mean the sum of (i) interest expense (whether paid or accrued and including interest attributable to Capital Leases), (ii) scheduled principal payments on borrowed money, and
      (iii) capitalized lease expenditures, all determined without duplication and in accordance with GAAP.

            1.19. "EBITDA" shall mean net income plus (i) interest expense, (ii) depreciation, depletion, obsolescence and amortization of property, (iii) capitalized lease expense, and (iv) tax expense, all determined in accordance with GAAP, and for a particular period.

            1.20. "Equipment Appraisal" an appraisal of Borrower's equipment which is part of the Collateral hereunder, in form and content satisfactory to the Banks, evidencing an aggregate minimum value reasonably acceptable to Banks.

            1.21. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

            1.22. "$4,333,550 Term Note" shall mean the $4,333,500 Promissory
      Note in form and content as set forth on Schedule "1.22" attached hereto.

            1.23. "Funded Debt" shall mean the amount outstanding under notes payable, capitalized lease obligations and any other similar instruments of Borrower, on any date of determination.

            1.24. "GAAP" means generally accepted accounting principles in the United States, applied on a consistent basis.

            1.25. "Guarantor" means any future Subsidiary which guarantees the Obligations hereunder in accordance with Section 6.12 hereof.

            1.26. "Guaranty Agreement" means the guaranty agreement executed and provided to Agent by any Guarantor in accordance with Section 6.12 hereof.

            1.27. "Initial Default" means any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition has been satisfied.

            1.28. "Interest Period" shall mean a period of time equal to the lesser of: (i) at the election of the Borrower, thirty (30), sixty (60), or ninety (90) days; or (ii) the number of days between the contemplated effective date specified by the Borrower in the applicable Interest Rate Election and the maturity date of the applicable Note.

            1.29. "Interest Rate Election" means written notice from Borrower to Agent no earlier than twenty (20) days and no later than five (5) days prior to the contemplated effective date, substantially in form and content as set forth on Schedule "1.29" hereto, whereby Borrower may elect from time to time that interest shall accrue under the Notes at the Adjusted Prime Rate or the Adjusted LIBOR Rate.

            1.30. "Letter of Credit" means any letter of credit issued pursuant to Section 2.3, for which, when issued, a Letter of Credit Fee should be paid.

            1.31. "Letter of Credit Fee" means a fee of two percent (2%) per annum on the face amount of any Letter of Credit issued or renewed after the date hereof.

            1.32. "LIBOR Loan" means any Loan when and to the extent that the interest rate therefor is determined by reference to the LIBOR Rate.

            1.33. "LIBOR Rate" means the London Interbank Offered Rate composite rate per annum for U.S. Dollars for the applicable Interest Period which appears on the LIBOR 01 page of the Reuters information service on the day the Interest Rate Election is received by Agent. The LIBOR Rate shall remain fixed during the applicable Interest Period.

            1.34. "LIBOR Margin" shall mean the following:

              RATIO OF FUNDED DEBT TO EBITDA                                LIBOR MARGIN
              ------------------------------                                ------------
Greater than 2.5 to 1                                                           3.25%
Greater than or equal to 1.75 to 1 but less than 2.5 to 1                       2.75%
Less than 1.75 to 1                                                             2.25%

            1.35. "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.)

            1.36. "Loan" means advances under the $4,500,000 Revolving Line, the $6,500,000 Term Loan or the $4,000,000 Term Loan.

            1.37. "Loan Documents" means this Agreement, the Notes, the Security Agreement, the Mortgage, the UCC-1 Financing Statement and all other instruments, documents or agreements required under this Agreement.

            1.38. "London Interbank Offered Rate" applicable to any Interest Period for a LIBOR Loan means the arithmetic average of the rates per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) quoted at approximately 11:00 a.m. London time, by the principal loan branch of each Bank two Business Days prior to the first day of such Interest Period for the offering to leading banks in the London interbank market of Dollar deposits for a period, and in an amount, comparable to the Interest Period and principal amount of the LIBOR Loan which shall be made by the Banks and outstanding during such Interest Period.

            1.39. "Matured Default" means any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition has been satisfied.

            1.40. "Mortgage" means that certain first and prior Mortgage, Assignment of Rents and Leases, Security Agreement and Financing Statement in favor of Agent, for the benefit of the Banks, on the Mortgaged Property, in form and content substantially as set forth on Schedule "1.40" hereto.

            1.41. "Mortgaged Property" means the property set forth on Schedule "1.41" hereto.

            1.42. "Mortgage Related Documents" means, with regard to the Mortgaged Property:

                  (i) a commitment for title prior to the Closing, and final title insurance policy within sixty (60) days of the Closing to Agent, evidencing only those exceptions acceptable to Agent;

                  (ii) an appraisal on the Mortgaged Property, in form and
            content satisfactory to Agent, evidencing an aggregate minimum value reasonably acceptable to Agent;

                  (iii) a Phase I Environmental Audit from an auditor and in form and content acceptable to Agent; and

                  (iv) evidence that flood insurance is not required by Agent.

            1.43. "Multiemployer Plan" means a Plan described in Section 4001(a)(3) of ERISA.

            1.44. "Non-use Fee" means the amount payable by the Borrower to the Agent, for the account of each Bank, from the date hereof to the Termination Date, computed at a rate equal to three-eighths of one percent (3/8%) per annum on the average daily amount of the unused portion of the $4,500,000 Revolving Line payable quarterly on the 15th day of each January, April, July and October and on the Termination Date or such earlier date as the $4,500,000 Revolving Line shall terminate as provided herein, commencing January 15, 2003. Upon receipt of any Non-use Fee, the Agent will promptly thereafter cause to be distributed such payment to each Bank in its Pro Rata Share.

            1.45. "Note Rate" means (i) the Adjusted Prime Rate or (ii) the Adjusted LIBOR Rate, as elected by Borrower pursuant to an Interest Rate Election; provided, that at the end of any applicable Interest Period, the Note Rate shall revert to the Adjusted Prime Rate unless a new Interest Rate Election has been properly made by Borrower.

            1.46. "Notes" means, separately and collectively, the $4,333,550 Term Note, the $2,166,450 Term Note, the $2,666,800 Term Note, the $1,333,200 Term Note, the $3,000,150 Line Note and the $1,499,850 Line
      Note.

            1.47. "Obligations" means the Obligations defined in Section 3.

            1.48. "$1,499,850 Line Note" shall mean the $1,499,850 Promissory
      Note in form and content as set forth on Schedule "1.48" attached hereto.

            1.49. "$1,333,200 Term Note" shall mean the $1,333,200 Promissory
      Note in form and content as set forth on Schedule "1.49" attached hereto.

            1.50. "Opinion of Borrower's Counsel" means a legal opinion from Borrower's legal counsel including, without limitation, the opinions relating to Borrower and this loan transaction as set forth on Schedule "1.50" attached hereto.

            1.51. "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

            1.52. "Permitted Liens" means, as to Borrower and all Subsidiaries:

                  (1) Liens in favor of the Banks;

                  (2) Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable or, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

                  (3) Liens imposed by law, such as mechanics', materialmen's, landlords', warehousemen's, and carriers' liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than thirty (30) days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

                  (4) Liens under workers' compensation, unemployment insurance,
            Social Security, or similar legislation;

                  (5) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

                  (6) The liens described on Schedule "1.52(6)";

                  (7) Judgment and other similar liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively bonded, stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

                  (8) Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by the Borrower of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto; and

                  (9) Purchase-money liens on any property hereafter acquired or the assumption of any lien on property existing at the time of such acquisition (and not created in contemplation of such acquisition), or a lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease; provided that:

                        (a) Any property subject to any of the foregoing is
                  acquired by the Borrower or any subsidiary in the ordinary course of its business; and

                        (b) Each such lien shall attach only to the property so
                  acquired and fixed improvements thereon.

            1.53. "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

            1.54. "Plan" means any pension plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA.

            1.55. "Prime Loan" means any Loan when and to the extent that the interest rate therefor is determined by reference to the Prime Rate.

            1.56. "Prime Rate" means a fluctuating interest rate per annum as in effect from time to time, which interest rate per annum shall at all times be equal to the rate of interest announced publicly from time to time (whether or not charged in each instance), by J.P. Morgan Chase Bank ("Rate Bank"), as its base rate or general reference rate. Each change in the Prime Rate (or any component thereof) shall become effective hereunder without notice to Borrower (which notice is hereby expressly waived by Borrower), on the effective date of each such change. Should the Rate Bank abolish or abandon the practice of announcing or publishing a Prime Rate, then the Prime Rate used during the remaining term of the Notes shall be that interest rate or other general reference rate then in effect at the Rate Bank which, from time to time, in the reasonable judgment of Agent, most effectively approximates the initial definition of the "Prime Rate." Borrower acknowledges that Banks may, from time to time, extend credit to other borrowers at rates of interest varying from, and having no relationship to, the Prime Rate. The rate of interest payable upon the indebtedness evidenced by the Notes shall not, however, at any time exceed the maximum rate of interest permitted under the laws of the State of Oklahoma for loans of the type and character evidenced by the Notes.

            1.57. "Prime Rate Margin" shall mean the following:

            RATIO OF FUNDED DEBT TO EBITDA                                        PRIME RATE MARGIN
            ------------------------------                                        -----------------
Less than 2.5 to 1                                                                        +.5%
Greater than or equal to 1.75 to 1 but less than 2.5 to 1                               Prime
Less than 1.75 to 1                                                                       -.5%

            1.58. "Principal Office" means the main office of each Bank, set forth on the signature pages hereof.

            1.59. "Prohibited Transaction" means any transaction set forth in
      Section 406 of ERISA or Section 4975 of the Code.

            1.60. "Pro Rata Share" means, as to Bank of Oklahoma, N.A., Sixty-six and Sixty-seven Hundredths percent (66.67%), and as to Local Oklahoma Bank, N.A., Thirty-three and Thirty-three Hundredths percent (33.33%).

            1.61. "Qualified Inventory" means the amount of inventory of Borrower located in the United States of America or Canada that is not subject to any Lien or adverse claim and that conforms to the representations and warranties contained in this Agreement and that is acceptable to the Agent in its sole discretion, less any packaging materials and supplies, damaged or unsalvageable goods returned or rejected by its customers, goods to be returned to its suppliers, goods in transit to third parties (other than its agent or warehouses) and goods out at contractors, and less any reserves required by the Agent in its sole discretion for special order goods, market value declines and bill and hold (deferred shipment) sales. Notwithstanding the foregoing, however, parent rolls and furnish products shall be included as Qualified Inventory.

            1.62. "Qualified Receivables" means and includes only accounts receivable of Borrower which meet the following specifications at the time they came into existence and continue to meet the same until collected in full.

                  1.62.1. The account is due and payable. No account shall be outstanding for more than ninety (90) days from the date of the applicable invoice.

                  1.62.2. The account arose from a bona fide outright sale of goods previously made or from the performance of services, but not from leasing, and Borrower has possession of or has delivered to Agent shipping and delivery receipts evidencing shipment of the goods or, if representing services, the services have been fully performed for the respective account debtor.

                  1.62.3. The account is not subject to any assignment, claim, lien or security interest of any character or subject to any attachment, levy, garnishment or other judicial process, except the security interest of Agent.

                  1.62.4. The account is not subject to any claim for credit, setoff, allowance, adjustment by the account debtor or counterclaim, and Borrower has not received any notice of any such claim for credit, setoff, allowance, adjustment or counterclaim from or on behalf of the account debtor.

                  1.62.5. The account arose in the ordinary course of Borrower's business and no notice of the bankruptcy, insolvency or adverse change in the financial condition of the account debtor has been received by Borrower or Agent.

                  1.62.6. Agent has not previously notified Borrower that the account or the account debtor is or has become unsatisfactory, based upon reasonable credit standards, or the account debtor has been adjudicated bankrupt or is subject to a similar proceeding.

                  1.62.7. The account is not evidenced by a judgment, an
            instrument or chattel paper.

                  1.62.8. The account debtor is not a governmental entity or a foreign (i.e., residing or incorporated in or organized under a jurisdiction outside the United States) person or company and is not a parent, subsidiary, officer, employee, director, agent or Affiliate of any Borrower, and the account debtor and any Borrower do not have common shareholders, officers or directors.

                  1.62.9. All receivables of one account debtor shall become ineligible if more than 10% of such receivables are over ninety (90) days past due from the invoice.

                  1.62.10. The accounts receivable of the account debtor cannot exceed 10% of the total accounts receivable, and any amounts over 10% will be excluded from the Borrowing Base unless specifically waived in writing in each instance by Agent in its sole discretion. Notwithstanding the foregoing, the accounts receivable of Dollar General shall be included as Qualified Receivables up to 40% of the total accounts receivable, and any amounts over 40% will be excluded from the Borrowing Base unless specifically waived in writing in each instance by Agent in its sole discretion.

            1.63. "Reportable Event" means any of the events set forth in
      Section 4043 of ERISA.

            1.64. "Security Agreement" means the Security Agreement and other Collateral documents described in Section 3.

            1.65. "Subsidiary" or "Subsidiaries" means, separately and collectively, any corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by the Borrower.

            1.66. "Termination Date" means October 14, 2003.

            1.67. "$3,000,150 Line Note" shall mean the $3,000,150 Promissory
      Note in form and content as set forth on Schedule "1.67" attached hereto.

            1.68. "$2,166,450 Term Note" shall mean the $2,166,450 Promissory
      Note in form and content as set forth on Schedule "1.68" attached hereto,

            1.69. "$2,666,800 Term Note" shall mean the $2,666,800 Promissory
      Note in form and content as set forth on Schedule "1.69" attached hereto.

            1.70. "UCC" shall mean the Uniform Commercial Code of the applicable jurisdiction.

            1.71. "UCC-1 Chattel Check" means a UCC Information and/or Copy Request as to Borrower from the Chattel Records Division of the Secretary of State of Delaware, the Oklahoma County Clerk, and from any other office deemed necessary or advisable by Agent, which chattel checks must evidence no conflicting security interests, except the Permitted Liens.

            1.72. "UCC-1 Financing Statement" means a financing statement in form and content substantially as set forth on Schedule "1.72" attached hereto, which will be filed with the appropriate office and shall evidence perfection of a first and prior security interest in the collateral described in the Security Agreement in favor of Agent, for the benefit of the Banks, except for the Permitted Liens.

      2. AMOUNT AND TERMS OF THE LOANS.

            2.1. $6,500,000 Term Loan. Subject to the terms and conditions of this Agreement, each Bank agrees to loan Borrower said Bank's Pro Rata Share of the aggregate principal amount of $6,500,000, to be further evidenced by the $4,333,550 Term Note and the $2,166,450 Term Note. The purpose of the advance under the $6,500,000 Term Loan is to enable Borrower to refinance existing term debt.

            2.2. $4,000,000 Term Loan. Subject to the terms and conditions of this Agreement, each Bank agrees to loan Borrower said Bank's Pro Rata Share of the aggregate principal amount of $4,000,000, to be further evidenced by the $2,666,800 Term Note and the $1,333,200 Term Note. The purpose of the advance under the $4,000,000 Term Loan is to enable Borrower to refinance stockholder equity.

            2.3. $4,500,000 Revolving Line. Subject to the terms and conditions of this Agreement, and so long as no Initial Default or Matured Default has occurred, each Bank agrees to loan to Borrower (by advancing funds or issuing Letters of Credit in amounts not to exceed $4,500,000 in the aggregate), such amounts up to said Bank's Pro Rata Share of the aggregate principal amount of $4,500,000 as Borrower may request from time to time on or before the Termination Date, to be further evidenced by the $3,000,150 Line Note and the $1,499,850 Line Note; provided that the aggregate outstanding principal amount of advances at any time outstanding shall not exceed the lesser of (i) $4,500,000 or (ii) the Borrowing Base. Such Borrowing Base shall be computed on a monthly basis, and Borrower agrees to provide to Agent on the 15th day of each month with regard to the immediately preceding month all information requested in connection therewith, including without limitation a Borrowing Base Certificate. In the event Banks shall make advances in excess of the formula set forth above, any such advance shall, nevertheless, be secured by all Collateral. In the event outstanding advances with respect to Qualified Receivables or Qualified Inventory fail to comply with such formula, by reason of any accounts receivable or inventory ceasing to be so qualified, for whatever reason, then Borrower shall immediately notify Agent of such situation and shall, within five (5) Business Days of the imbalance, either (i) reduce the amount of the outstanding balances to bring such amounts within the formulas prescribed, or (ii) provide additional Qualified Receivable or Qualified Inventory, without any additional advance being made by Banks with respect thereto, necessary to comply with the formulas required herein. Within the limits set forth in this Section 2.3, Borrower may borrow, repay and reborrow at any one time and from time to time.

            2.4. Notice and Manner of Borrowing. The Borrower shall give the Agent notice of any Loans under this Agreement, specifying the date and amount thereof, in writing or via telephone (with voice verification by the appropriate officer), no later than 12:00 p.m. (Tulsa time) on the date of such Loan. The Agent shall promptly notify each Bank of each such notice. Not later than 2:00 p.m. on the date of such Loan, each Bank will make available to the Agent at Agent's Principal Office in immediately available funds, such Bank's Pro Rata Share of such Loan. After the Agent's receipt of such funds, and upon fulfillment of the applicable conditions, the Agent will make such Loan available to the Borrower in immediately available funds by crediting the amount thereof to the following account with the Agent: Account styled Orchids Paper Products Company, No. 209908802.

            2.5. Non-Receipt of Funds by Agent. Unless the Agent shall have received notice from a Bank prior to the date on which such Bank is to provide funds to the Agent for a Loan to be made by such Bank that such Bank will not make available to the Agent such funds, the Agent may assume that such Bank has made such funds available to the Agent on the date of such Loan in accordance with Section 2.4 and the Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Bank shall not have made such funds available to the Agent, such Bank agrees to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at the customary rate set by the Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Prime Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan for purposes of this Agreement. If such Bank does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Borrower, and if the outstanding balance under the $4,500,000 Revolving Line is equal to or exceeds the Pro Rata Share of the Commitment of the remaining Bank, within ten (10) days of such notice the Borrower shall pay such corresponding amount to the Agent with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at the rate of interest applicable at the time to such proposed Loan. Notwithstanding the above, as long as no Initial Default or Matured Default exists, Bank's shall not unreasonably withhold funding of an advance requested by Borrower in accordance with the terms of Section 2.3.

            Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the customary rate set by the Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Prime Rate.

            2.6. Interest Rate Determination. Each Bank agrees to furnish to the Agent timely information for the purpose of determining each London Interbank Offered Rate. If any Bank shall not furnish such timely information to the Agent for determination of any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Bank. The Agent shall give prompt notice to the Borrower and the Banks of the applicable interest rate determined by the Agent pursuant to the terms of this Agreement.

            2.7. Method of Payment. The Borrower shall make each payment under this Agreement and under the Notes on the date when due in lawful money of the United States to the Agent at its Principal Office for the account of each Bank in immediately available funds. The Agent will promptly thereafter cause to be distributed each Bank's Pro Rata Share of such payments of principal and interest in like funds to each Bank. The Borrower hereby authorizes each Bank, if and to the extent payment is not made when due under this Agreement or under the Notes, to charge from time to time against any account of the Borrower with such Bank any amount as due. Whenever any payment to be made under this Agreement or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest and the Non-use Fee, as the case may be, except, in the case of a LIBOR Loan, if the result of such extension would be to extend such payment into another calendar month, such payment shall be made on the immediately preceding Business Day.

            2.8. Illegality. Notwithstanding any other provision in this Agreement, if any Bank determines that any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency shall make it unlawful or impossible for such Bank to
      (1) maintain its Commitment, then upon notice to the Borrower by such Bank the Commitment of such Bank shall terminate; or (2) maintain or fund its LIBOR Loan, then upon notice to the Borrower by such Bank the outstanding principal amount of the LIBOR Loan, together with interest accrued thereon, and any other amounts payable to such Bank under this Agreement shall be repaid (a) immediately upon demand of such Bank if such change or compliance with such request, in the judgment of such Bank, requires immediate repayment; or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request.

            2.9. Disaster. Notwithstanding anything to the contrary herein, if Agent determines (which determination shall be conclusive) that:

                  (1) Quotations of interest rates for the relevant deposits referred to in the definition of LIBOR Rate, as the case may be, are not being provided in the relevant amounts or for the relative maturities for purposes of determining the rate of interest on a LIBOR Loan as provided in this Agreement; or

                  (2) The relevant rates of interest referred to in the
            definition of LIBOR Rate do not accurately cover the cost to the Banks of making or maintaining such LIBOR Loan;

      then the Agent shall forthwith give notice thereof to the Borrower, whereupon (a) the obligation of the Banks to make the LIBOR Loan shall be suspended until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist; and (b) any outstanding LIBOR Loan shall automatically be converted to a Prime Loan on the last day of the then current Interest Period, unless no later than such date the Borrower repays in full the then outstanding principal amount of each LIBOR Loan, together with accrued interest thereon.

            2.10. Increased Cost. The Borrower shall pay to the Agent, for the account of the applicable Bank, from time to time such amounts as any Bank may determine to be necessary to compensate such Bank for any costs incurred by such Bank which such Bank determines are attributable to its making or maintaining any LIBOR Loan hereunder or its obligation to make any such Loan hereunder, or any reduction in any amount receivable by such Bank under this Agreement or the Notes in respect of any such Loan or obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any change after the date of this Agreement in U.S. federal, state, municipal, or foreign laws or regulations (including Regulation D), or the adoption or making after such date of any interpretations, directives, or requirements applying to a class of banks including such Bank or under any U.S. federal, state, municipal, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof ("Regulatory Change"), which: (1) changes the basis of taxation of any amounts payable to such Bank under this Agreement or the Notes in respect of any such Loan (other than taxes imposed on the overall net income of such Bank for any such Loan by the jurisdiction where the Principal Office is located); or (2) imposes or modifies any reserve, special deposit, compulsory loan, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including any of such Loans or any deposits referred to in the definition of LIBOR Rate); or (3) imposes any other condition affecting this Agreement or the Notes (or any of such extensions of credit or liabilities). Such Bank will notify the Borrower of any event occurring after the date of this Agreement which will entitle such Bank to compensation pursuant to this Section 2.10 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

            Determinations by any Bank for purposes of this Section 2.10 of the effect of any Regulatory Change on its costs of making or maintaining Loans or on amounts receivable by it in respect of Loans, and of the additional amounts required to compensate such Bank in respect of any Additional Costs, shall be conclusive, provided that such determinations are made on a reasonable basis.

            2.11. Risk-Based Capital. In the event that any Bank determines that
      (1) compliance with any judicial, administrative, or other governmental interpretation of any law or regulation or (2) compliance by such Bank or any corporation controlling such Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) has the effect of requiring an increase in the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank, and such Bank determines that such increase is based upon its obligations hereunder, and other similar obligations, the Borrower shall pay to the Agent, for the account of the applicable Bank, such additional amount as shall be certified by such Bank to be the amount allocable to such Bank's obligations to the Borrower hereunder. Such Bank will notify the Borrower of any event occurring after the date of this Agreement that will entitle such Bank to compensation pursuant to this Section 2.11 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

            Determinations by any Bank for purposes of this Section 2.11 of the effect of any increase in the amount of capital required to be maintained by such Bank and of the amount allocable to such Bank's obligations to the Borrower hereunder shall be conclusive, provided that such determinations are made on a reasonable basis.

            2.12. Funding Loss Indemnification. The Borrower shall pay to the Agent, for the account of the applicable Bank, upon the request of the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of the Agent) to compensate it for any loss, cost, or expense incurred as a result of any payment of a LIBOR Loan on a date other than the last day of the Interest Period for such Loan including, but not limited to, acceleration of the Loans by the Agent pursuant to Section 9.1, unless such loss, cost or expense resulted from the gross negligence or willful misconduct of Agent, or Banks.

      3. SECURITY. As security for any and all indebtedness, obligations or liabilities of every kind and description of Borrower to Banks, including, without limitation, all advances and Loans evidenced by the Notes, and any other advances or loans made pursuant to this Agreement or any other instrument, document, agreement executed and/or delivered by Borrower to Banks in connection herewith, including any extensions, renewals or changes in form of any of the Notes, and any other obligations or liabilities now existing or hereafter arising, direct or indirect, absolute or contingent, joint and/or several, howsoever created or obtained (separately and collectively, the "Obligations"), Borrower grants to Agent, for the benefit of the Banks, the following liens and security interests and also agrees as follows:

            3.1. A first and prior security interest in all accounts, inventory, equipment, general intangibles and chattel paper of Borrower, whether now owned or hereafter acquired, howsoever arising or wheresoever located, all as evidenced by the Security Agreement set forth on Schedule "3.1" attached hereto.

            3.2. A first and prior mortgage lien against the Mortgaged Property, as evidenced by the Mortgage.

            3.3. All proceeds and products of the foregoing.

            3.4. Borrower also agrees to execute and deliver all financing statements or other instruments, documents or agreements required by Agent in order to effectuate the intent of the parties in connection herewith, including without limitation documents necessary for proper perfection as deemed necessary and/or advisable by Agent and legal counsel.

      4. CONDITIONS PRECEDENT.

            4.1. Closing. The closing shall occur when all conditions described in this Section 4.1 have been satisfied.

                  4.1.1. Borrower shall execute and/or deliver to Agent the
            following:

                  A. This Agreement;

                  B. $3,000,150 Line Note;

                  C. $1,499,850 Line Note;

                  D. $4,333,550 Term Note;

                  E. $2,166,450 Term Note;

                  F. $2,666,800 Term Note;

                  G. $1,333,200 Term Note;

                  H. Security Agreement;

                  I. UCC-1 Financing Statement;

                  J. Mortgage;

                  K. Opinion of Borrower's Counsel;

                  L. Equipment Appraisal;

                  M. Borrowing Resolutions;

                  N. Certificates of Good Standing;

                  O. UCC-1 Chattel Check;

                  P. Mortgage Related Documents;

                  Q. completion of all schedules to this Agreement; and

                  R. any other instruments, documents or agreements reasonably requested by Agent in connection herewith.

                  4.1.2. The following statements shall be true and correct.

                  A. The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct; and

                  B. No Initial Default or Matured Default has occurred and is continuing or will occur as a result of the execution, delivery and/or performance by Borrower under any of the Loan Documents.

                  4.1.3. The Agent shall have received such other approvals, opinions, instruments, documents and/or agreements which it may reasonably request.

            4.2. Post-Closing. Borrower shall, within one hundred twenty (120) days after closing, deliver to Agent documentation satisfactory to Agent evidencing that the Easement in favor of Ralston Purina Company dated April 19, 1976, recorded in Book 840, Page 914; as assigned to Protein Technologies International, Inc., has been removed as an exception to the title insurance policy, or in the alternative provide documentation satisfactory to Agent that said Easement is properly filed, and does not materially adversely affect Borrower's interest in the Mortgaged Property.

      5. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to each Bank that:

            5.1. Incorporation, Good Standing, and Due Qualification. Borrower is a corporation duly incorporated, validly existing, and in good standing under the laws of the State in which it is incorporated; has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged; and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required.

            5.2. Corporate Power and Authority. The execution, delivery, and performance by Borrower of the Loan Documents have been duly authorized by all necessary corporate action and do not and will not (1) require any consent or approval of the stockholders which has not been given; (2) contravene Borrower's charter or bylaws; (3) violate any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to Borrower; (4) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which Borrower is a party or by which it or its properties may be bound or affected; (5) result in, or require, the creation or imposition of any lien, upon or with respect to any of the properties now owned or hereafter acquired by Borrower; or (6) cause Borrower to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument.

            5.3. Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, legal, valid, and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally.

            5.4. Financial Statements. The balance sheet of Borrower as of July 31, 2002, the related statements of income and retained earnings of Borrower for the twelve (12) months then ended, are complete and correct and fairly present the financial condition of Borrower at such dates and the results of the operations of Borrower for the periods covered by such statements, all in accordance with GAAP (subject to year-end adjustments in the case of the interim financial statements), and since July 31, 2002, there has been no material adverse change in the condition (financial or otherwise), business or operations of Borrower. There are no liabilities of Borrower, fixed or contingent, which are material but not reflected in such financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since July 31, 2002. No information, exhibit, or report furnished by the Borrower to any Bank in connection with the negotiation of this Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

            5.5. Labor Disputes and Acts of God. Neither the business nor the properties of Borrower is affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty (whether or not covered by insurance), materially adversely affecting such business or the operation of Borrower.

            5.6. Other Agreements. Borrower is not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction, the performance of which in accordance with the respective terms could have a material adverse effect on the business, properties, assets, operations, or condition, financial or otherwise, of Borrower or the ability of Borrower to carry out its obligations under the Loan Documents. Borrower is not in material default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

            5.7. Litigation. There is no pending or threatened action or proceeding against or affecting Borrower before any court, governmental agency or arbitrator, which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties, or business of Borrower or the ability of Borrower to perform its obligations under the Loan Documents. Any litigation which does exist is set forth in detail satisfactory to Agent on Schedule "5.7" hereto, but Borrower represents to each Bank that such litigation does not violate this Section 5.7.

            5.8. Ownership and Liens. Borrower has title to, or valid leasehold interests in, all of its properties and assets, real and personal, including the properties and assets and leasehold interest reflected in the financial statements referred to in Section 5.4, and none of the properties and assets owned by Borrower, and none of its leasehold interests, are subject to any lien, except the Permitted Liens.

            5.9. ERISA. Borrower is in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed, nor has any Plan been terminated; no circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither Borrower nor any Commonly Controlled Entity has completely or partially withdrawn from a Multiemployer Plan; Borrower and each Commonly Controlled Entity have met their minimum funding requirements under ERISA with respect to all of their Plans and the present value of all vested benefits under each Plan exceeds the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA; and neither Borrower nor any Commonly Controlled Entity has incurred any liability to the PBGC under ERISA.

            5.10. Operation of Business. Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and Borrower is not in violation of any valid rights of others with respect to any of the foregoing.

            5.11. Taxes. Borrower has filed all tax returns (federal, state and local) required to be filed by law and has paid all taxes, assessments, and governmental charges and levies thereon to be due, including interest and penalties, except any such taxes, charges or levies which are being diligently contested in good faith by appropriate proceedings.

            5.12. Debt. Schedule "5.12" is a complete and correct list of all credit agreements, indentures, purchase agreements, guaranties, Capital Leases, and other investments, agreements, and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which Borrower is in any manner directly or contingently obligated; and the maximum principal or face amounts of the debt in question, which are outstanding and which can be outstanding, are correctly stated, and all liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule. With regard to any guaranty or other contingent obligation of Borrower, Borrower shall promptly notify Agent in the event any such obligation becomes non-contingent.

            5.13. Environment. Borrower has duly complied with, and its business, operations, assets, equipment, property, leaseholds, or other facilities are in compliance with, the provisions of all federal, state, and local environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder, as more fully set forth in the Mortgage.

      6. AFFIRMATIVE COVENANTS. So long as any Note shall remain unpaid or any Bank shall have any Commitment under this Agreement, Borrower will comply with the following:

            6.1. Maintenance of Existence. Preserve and maintain its corporate existence and good standing in the states in which it does business, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required.

            6.2. Maintenance of Records. Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all financial transactions.

            6.3. Maintenance of Properties. Maintain, keep, and preserve all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

            6.4. Lockbox. Upon the request of Agent, Borrower shall establish and maintain a lockbox in Agent pursuant to an agreement in form and substance satisfactory to Agent which shall provide, in part, that: (a) Borrower shall deposit all checks and other instruments with respect to its notes, chattel paper or accounts receivable in the form received by them in the lockbox, (b) unless otherwise directed by Agent, Borrower shall direct its debtors and customers to make all payments in respect to their accounts receivable directly to the lockbox at Agent, (c) Agent shall deposit all items received by it to accounts designated by the Agent for the Borrower, provided no Matured Default shall have occurred and be continuing, and (d) if a Matured Default shall have occurred and be continuing, all such payments may be applied to the Indebtedness, at such times and in such order as Agent may elect.

            6.5. Conduct of Business. Continue to engage in an efficient and economical manner in a business of the same general type as conducted by it on the date of this Agreement.

            6.6. Maintenance of Insurance. Borrower will keep or cause to be kept adequately insured by financially sound and reputable insurers its plant, equipment, motor vehicles, and all other property of a character usually insured by businesses engaged in the same or similar businesses. Upon demand by the Agent, any insurance policies covering the Collateral shall include a loss payable endorsement to Agent, shall provide that such policies may not be canceled, reduced or affected in any manner for any reason without thirty (30) days prior notice to the Agent, and shall provide for any other matters which the Agent may reasonably require. Such insurance shall be against fire, casualty and any other hazards normally insured against and shall be in the amount of the full value (less a reasonable deductible not to exceed amounts customary in the industry for similarly situated businesses and properties) of the property insured. So long as no Initial Default or Matured Default exists and is continuing, the proceeds of said insurance policies may be used for repair or replacement of the damaged property. The Borrower shall at all times maintain adequate insurance against damage to persons or property, which insurance shall be by financially sound and reputable insurers and shall, without limitation, provide the following coverages: comprehensive general liability (including, without limitation, coverage, where applicable, damage caused by explosion, broad form property damage coverage, broad form coverage for contractually independent contractors), worker's compensation, products liability and automobile liability.

            6.7. Compliance with Laws. Comply in all material respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property.

            6.8. Right of Inspection. At any reasonable time and from time to time, and following twenty-four (24) hours prior written notice, permit the Agent or any agent or representative thereof, to reasonably examine and make copies of (at a cost to Borrower not to exceed $1,000) and abstracts from the records and books of account of, and visit the properties of, Borrower, and to discuss the affairs, finances, and accounts of Borrower with any of its officers and directors and Borrower's independent accountants. Agent contemplates conducting at least semi-annual field audits of the Borrower's property.

            6.9. Reporting Requirements. Furnish to Agent:

                  6.9.1. Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of Borrower, Borrower shall deliver to Agent consolidated interim balance sheets of Borrower as of the end of such quarter, statements of income and retained earnings of Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, and statements of cash flow of Borrower for the portion of the fiscal year ended with the last day of such quarter, all in sufficient detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year all prepared in accordance with GAAP and certified by the chief financial officer of Borrower (subject to normal year end audit adjustments).

                  6.9.2. Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrower, commencing with the fiscal year ending December 31, 2002, balance sheets of Borrower as of the end of such fiscal year, statements of income and retained earnings of Borrower for such fiscal year, and statements of cash flow of Borrower for such fiscal year, with explanatory footnotes in sufficient detail acceptable to the Agent, and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP and as to the statements accompanied by an unqualified opinion thereon acceptable to the Agent by independent accountants selected by Borrower and which are acceptable to the Agent;

                  6.9.3. Management Letters. Promptly upon receipt thereof,
            copies of any reports submitted to Borrower by independent certified public accountants in connection with examination of the financial statements of Borrower made by such accountants;

                  6.9.4. Compliance Certificate. Within forty-five (45) days after the end of each fiscal quarter of Borrower a certificate of compliance ("Compliance

            Certificate") executed by the chief financial officer of Borrower, in form and content as set forth in Schedule "6.9.4" hereto;

                  6.9.5. Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting Borrower, which, if determined adversely to Borrower, could have a material adverse effect on the financial condition, properties, or operations of Borrower;

                  6.9.6. Notice of Initial Defaults and Matured Defaults. As
            soon as possible and in any event within five (5) days after the occurrence of each Initial Default or Matured Default, a written notice setting forth the details of such Initial Default or Matured Default and the action which is proposed to be taken by the Borrower with respect thereto;

                  6.9.7. ERISA Reports. As soon as possible, and in any event within thirty (30) days after Borrower knows or has reason to know that any circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate a Plan subject to ERISA with respect to Borrower or any Commonly Controlled Entity, and promptly but in any event within two (2) Business Days of receipt by the Borrower or any Commonly Controlled Entity of notice that the PBGC intends to terminate a Plan or appoint a trustee to administer the same, and promptly but in any event within five (5) Business Days of the receipt of notice concerning the imposition of withdrawal liability with respect to Borrower or any Commonly Controlled Entity, the Borrower will deliver to the Agent a certificate of the chief financial officer of the Borrower setting forth all relevant details and the action which the Borrower proposes to take with respect thereto;

                  6.9.8. Reports to Other Creditors. Promptly after the
            furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, credit, or similar agreement and not otherwise required to be furnished to the Agent pursuant to any other clause of this Section 6; and

                  6.9.9. General Information. Such other information respecting the condition or operations, financial or otherwise, of Borrower as the Agent may from time to time reasonably request.

            6.10. Environment. Be and remain in material compliance with the provisions of all federal, state, and local environmental, health and safety laws, codes and ordinances, and all rules and regulations issued thereunder, as more fully set forth in the Mortgage.

            6.11. Operating Accounts. Maintain its primary operating accounts at Agent, with the exception of its payroll account.

            6.12. Subsidiaries. At the time of creation or acquisition of any Subsidiary, Borrower shall cause such Subsidiary to properly become a Guarantor hereunder.

      7. NEGATIVE COVENANTS. So long as any Notes shall remain unpaid or any Bank shall have any Commitment under this Agreement or any Letter of Credit issued in connection herewith, Borrower will not:

            7.1. Negative Pledge. Create, incur, permit or suffer to exist any Liens upon any of its assets or properties, now owned or hereafter acquired, except for the Permitted Liens.

            7.2. Debt. Create, incur, assume, or suffer to exist any Debt, except:

                  (1) Indebtedness arising out of this Agreement;

                  (2) Purchase money indebtedness not to exceed $500,000 in the aggregate for any given fiscal year;

                  (3) Current liabilities for taxes and assessments incurred in the ordinary course of business;

                  (4) Indebtedness in respect of current accounts payable or accrued (other than for borrowed funds or purchase money obligations) and incurred in the ordinary course of business, provided that all such liabilities, accounts and claims shall be promptly paid and discharged when due or in conformity with customary trade terms;

                  (5) Debt described in Schedule "5.12" but no voluntary
            prepayment, renewals, extensions, or refinancings thereof;

                  (6) Unsecured non-Bank Debt in addition to the debt described in Schedule "5.12" not to exceed $100,000 for the Borrower in the aggregate in any given fiscal year; and

                  (7) Accounts payable to trade creditors for goods or services which are not past due more than ninety (90) days from the billing date, in each case incurred in the ordinary course of business, as presently conducted, and paid within the specified time, unless contested in good faith and by appropriate proceedings.

            7.3. Mergers, etc. Wind up, liquidate or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person.

            7.4. Leases. Without Agent's prior written consent, create, incur, assume, or suffer to exist, any obligation as lessee for the rental or hire of any real or personal property, except (1) the leases set forth on Schedule "7.4" hereto and any extensions or renewals thereof and (2) leases (other than Capital Leases) which do not in the aggregate require Borrower to make payments (including taxes, insurance, maintenance, and similar expenses which the Borrower is required to pay under the terms of any lease) in any fiscal year of Borrower in excess of Fifty Thousand and no/100ths Dollars ($50,000). Agent agrees not to unreasonably withhold its consent and will endeavor to respond within ten (10) days to Borrower's request therefor.

            7.5. Sale and Leaseback. Sell, transfer, or otherwise dispose of any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property.

            7.6. Dividends. Except as related to the refinance of stockholder equity contemplated under Section 2.2 hereof, declare or pay any dividends; or purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding; or make any distribution of assets to its stockholders as such whether in cash, assets, or in obligations of the Borrower; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any shares of its capital stock; or make any distribution by reduction of capital or otherwise in respect of any shares of its capital stock.

            7.7. Sale of Assets. Sell, lease, assign, transfer, or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock, receivables, and leasehold interests), except: (1) inventory disposed of or leased in the ordinary course of business; (2) the sale or other disposition of assets no longer used or useful in the conduct of its business; and (3) treasury stock.

            7.8. Guaranties, etc. Assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or an agreement to maintain or cause such Person to maintain a minimum working capital net worth, or otherwise to assure the creditors of any Person against loss), for obligations of any Person, except guaranties by endorsement of negotiable instruments for deposits or collection or similar transactions in the ordinary course of business.

            7.9. Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of each Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

      8. FINANCIAL COVENANTS. So long as any Notes shall remain unpaid or any Bank shall have any Commitment under this Agreement, Borrower shall comply with the following on a consolidated basis:

            8.1. Funded Debt to EBITDA. Maintain at all times a ratio of Funded Debt to EBITDA of not greater than 3 to 1.

            8.2. Fiscal Year. Not change its fiscal year end.

            8.3. Tangible Net Worth. Maintain at all times a tangible net worth of not less than Eight Million Dollars ($8,000,000).

            8.4. Debt Service Coverage Ratio. Maintain at all times a Debt Service Coverage Ratio not less than 1.25 to 1.

            8.5. Capital Expenditures. Not make expenditures for fixed or capital assets if, after giving effect thereto, the aggregate of all such expenditures would exceed $1,000,000 during any fiscal year of the Borrower, beginning December 31, 2002.

      9. EVENTS OF DEFAULT.

            9.1. Events of Default. If any of the following events shall occur:

                  (1) Borrower should fail to pay the principal of, or interest on, the Notes, or any amount of the Commitment or other fee within ten (10) days as and when due and payable;

                  (2) Any representation or warranty made or deemed made by
            Borrower in this Agreement or the Security Agreement or which is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with any Loan Document shall prove to have been incorrect, incomplete, or misleading in any material respect on or as of the date made or deemed made;

                  (3) Borrower shall fail to perform or observe any term,
            covenant, or agreement contained in this Agreement or any Loan Documents, following a thirty (30) day notice and cure period as to non-monetary covenant defaults;

                  (4) Borrower shall (a) fail to pay any indebtedness for
            borrowed money (other than the Notes) or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or(b) fail to perform or observe any term, covenant, or condition on its part required to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of any applicable notice or passage of time, or both, the maturity of such indebtedness, whether or not such failure to perform or observe shall be waived by the holder of such indebtedness, or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

                  (5) Borrower or any Guarantor (a) shall generally not pay, or shall be unable to pay, or shall admit in writing its inability to pay its debts as such debts become due; or (b) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (c) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (d) shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made, and which remains undismissed for a period of thirty (30) days or more; or (e) shall take any corporate action indicating its consent to, approval of, or acquiescence in any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (f) shall suffer such custodianship, receivership, or trusteeship to continue undischarged for a period of thirty (30) days or more;

                  (6) One or more judgments, decrees, or orders for the payment of money in excess of One Hundred Thousand and no/100ths Dollars ($100,000.00) in the aggregate shall be rendered against Borrower, and such judgments, decrees, or order shall continue unsatisfied and in effect for a period of sixty (60) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal;

                  (7) The Collateral documents shall at any time after their execution and delivery and for any reason cease (a) to create a valid and perfected first priority security interest in and to the property purported to be subject to such Collateral documents; or
            (b) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by Borrower, or Borrower shall deny it has any further liability or obligation under the Collateral documents, or Borrower shall fail to perform any of its obligations under the Collateral documents; or the validity or enforceability of the Guaranty Agreement of any Guarantor shall be contested, or liability thereunder is denied;

                  (8) Any of the following events shall occur or exist with
            respect to Borrower and any Commonly Controlled Entity under ERISA: any Reportable Event shall occur; complete or partial withdrawal from any Multiemployer Plans shall occur; any Prohibited Transaction shall occur; a notice of intent to terminate a Plan shall be filed, or a Plan shall be terminated; or circumstances shall exist which constitute grounds entitling the PBGC to institute proceedings to terminate a Plan, or the PBGC shall institute such proceedings; and in each case above, such event or condition, together with all other events or conditions, if any, could subject Borrower to any tax, penalty, or other liability which in the aggregate may exceed One Hundred Thousand and no/100ths Dollars ($100,000.00);

                  (9) If the Agent receives its first notice of a hazardous
            discharge or an environmental complaint from a source other than Borrower, and the Agent does not receive notice (which may be given in oral form, provided same is followed with all due dispatch by written notice by Certified Mail, Return Receipt Requested) of such hazardous discharge or environmental complaint from any Borrower within twenty-four (24) hours of the time the Agent first receives said notice from a source other than any Borrower; or if any federal, state, or local agency asserts or creates a Lien upon any or all of the assets, equipment, property, leaseholds, or other facilities of the Borrower by reason of the occurrence of a hazardous discharge or an environmental complaint; or if any federal, state, or local agency asserts a claim against Borrower and/or its assets, equipment, property, leaseholds, or other facilities for damages or cleanup costs relating to a hazardous discharge or an environmental complaint; provided, however, that such claim shall not constitute a default if, within five (5) Business Days of the occurrence giving rise to the claim, (a) the Borrower can prove to the Agent's satisfaction that the Borrower has commenced and is diligently pursuing either: (i) a cure or correction of the event which constitutes the basis for the claim, and continues diligently to pursue such cure or correction to completion or (ii) proceedings for an injunction, a restraining order, or other appropriate relief preventing such agency or agencies from asserting such claim, which relief is granted within ten (10) Business Days of the occurrence giving rise to the claim and the injunction, order, or relief is not thereafter resolved or reversed on appeal; and (b) in either of the foregoing events, the Borrower has posted a bond, letter of credit, or other security satisfactory in form, substance, and amount to both the Agent and the agency or entity asserting the claim to secure the proper and complete cure or correction of the event which constitutes the basis for the claim; or

                  (10) Without the prior written consent of Agent, a change in management should occur such that the managing officers of Borrower on the date of this Agreement cease to be the managing officers of Borrower. Notwithstanding the foregoing, a termination for cause shall not be considered an Event of Default.

            In any such event, Agent may, at the request of or with the consent of the Banks, (a) declare the Banks' obligation to make Loans to be terminated, whereupon the same shall forthwith terminate; and/or (b) declare the outstanding Notes, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest, and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower. Additionally, such Bank is hereby authorized at any time and from time to time, without further notice to Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or the Notes or other Loan Documents, irrespective of whether or not such Bank shall have made any demand under this Agreement or the Notes or such other Loan document and although such obligations may be unmatured. The rights of the Banks under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Banks may have, in this Agreement, any other Loan Document or at law or equity, including without limitation the right to accelerate the Notes upon the occurrence of a Matured Default.

      10. AGENCY PROVISIONS.

            10.1. Authorization and Action. Each Bank hereby irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The duties of the Agent shall be mechanical and administrative in nature and the Agent shall not by reason of this Agreement be a trustee or fiduciary for any Bank. The Agent shall have no duties or responsibilities except those expressly set forth herein. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or so refraining from acting) upon the instructions of the Banks, and such instructions shall be binding upon all Banks and all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law.

            10.2. Liability of Agent. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement in the absence of its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent (1) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (2) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts;
      (3) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties, or representations made in or in connection with this Agreement; (4) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of this Agreement on the part of the Borrower, or to inspect the property (including the books and records) of the Borrower; (5) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, perfection, sufficiency, or value of this Agreement or any other instrument or document furnished pursuant thereto; and (6) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate, or other instrument or writing (which may be sent by telegram, telex, or facsimile transmission) believed by it to be genuine and signed or sent by the proper party or parties.

            10.3. Rights of Agent as a Bank. With respect to its Commitment, the Loans made by it and the Notes issued to it, the Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent; and the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any Subsidiary, all as if the Agent were not the Agent and without any duty to account therefor to the Banks.

            10.4. Independent Credit Decisions. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall have no duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any of its Subsidiaries (or any of their Affiliates) which may come into the possession of the Agent or any of its Affiliates.

            10.5. Indemnification. The Banks agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective amounts of their Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Bank shall be liable for any portion of any of the foregoing resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Agent (to the extent not reimbursed by the Borrower) promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement.

            10.6. Successor Agent. The Agent may resign at any time by giving at least sixty (60) days' prior written notice thereof to the Banks and the Borrower. Upon any such resignation, the Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Banks, and shall have accepted such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement.

            10.7. Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Notes held by it in excess of its ratable share of payments on account of the Notes obtained by all the Banks, such Bank shall purchase from the other Banks such participations in the Notes held by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of the other Banks, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and each Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such Bank's ratable share (according to the proportion of (1) the amount of such Bank's required repayment to (2) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 10.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

      11. MISCELLANEOUS.

            11.1. Amendments, Etc. No amendment, modification, termination, or waiver of any provision of any Loan Document to which the Borrower is a party, nor consent to any departure by the Borrower from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following:
      (1) waive any of the conditions precedent specified in Section 4 hereof;
      (2) increase the Commitments of the Banks or subject the Banks to any additional obligations; (3) reduce the principal of, or interest on, the Notes or any fees hereunder; (4) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees hereunder; (5) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes or the number of Banks which shall be required for the Banks or any of them to take action hereunder; or amend, modify or waive any provision of this Section 11.1, and provided further that no amendment, waiver, or consent shall, unless in writing and signed by the Agent in addition to the Banks required above to take such action, affect the rights or duties of the Agent under any of the Loan Documents.

            11.2. Notices, etc. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

            If to the Borrower:

            ORCHIDS PAPER PRODUCTS COMPANY
            Rt. 3, Box 69-8
            Pryor, Oklahoma 74361
            Attention: Keith R. Schroeder
            Facsimile No.: (918)824-0900

            With a copy to:

            Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C.
            320 South Boston, Suite 400
            Tulsa, Oklahoma 74103
            Attention: Dean Luthey
            Facsimile No.: (918)594-0505

            If to the Agent:

            BANK OF OKLAHOMA, N.A.
            P.O. Box 2300
            Tulsa, Oklahoma 74192
            Attention: Stephen R. Wright
            Facsimile No.: (918)588-6880

            With a copy to:

            Riggs, Abney, Neal, Turpen, Orbison & Lewis
            502 West Sixth Street
            Tulsa, Oklahoma 74119
            Attention: Janet G. Mallow
            Facsimile No.: (918)584-1603

            If to Local Oklahoma Bank, N.A.:

            LOCAL OKLAHOMA BANK, N.A.
            2250 East 73rd Street, Suite 200
            Tulsa, Oklahoma 74136
            Attention: Elisabeth F. Blue
            Facsimile No.: (918) 497-2497

      or at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this
      Section 11.2. Except as is otherwise provided in this Agreement, all such notices and communications shall be effective when deposited in the mails addressed as aforesaid, except that notices for advances to the Agent pursuant to the provisions of Section 2.4 shall not be effective until received by the Agent. Any notices due from Borrower need only be sent to the Agent. The Agent shall provide copies of all notices from Borrower to the Banks.

            11.3. No Waiver. No failure or delay on the part of any Bank or the Agent in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. The rights and remedies provided herein are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law or in equity or otherwise.

            11.4. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower, each Bank and the Agent, and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under any Loan Document to which the Borrower is a party without the prior written consent of all the Banks.

            11.5. Costs, Expenses and Taxes. The Borrower agrees to pay on demand all costs and expenses incurred by the Agent in connection with the preparation, execution, delivery, filing, and initial administration of the Loan Documents, including without limitation the reasonable fees of Riggs, Abney, Neal, Turpen, Orbison & Lewis, and of any amendment, modification, or supplement to the Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent or any of the Banks, incurred in connection with advising the Agent or any of the Banks as to their rights and responsibilities hereunder. The Borrower also agrees to pay all such costs, expenses and reasonable fees, including court costs, incurred in connection with enforcement of the Loan Documents, or any amendment, modification, or supplement thereto, whether by negotiation, legal proceedings, or otherwise. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to hold the Agent and the Banks harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. This provision shall survive termination of this Agreement.

            11.6. Integration. This Agreement and the Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersede all prior and contemporaneous oral statements and writings with respect thereto.

            11.7. Indemnity. The Borrower hereby agrees to defend, indemnify, and hold each Bank harmless from and against any and all claims, damages, judgments, penalties, costs, and expenses (including reasonable attorneys' fees and court costs now or hereafter arising from the aforesaid enforcement of this clause) arising directly or indirectly from the activities of the Borrower, its predecessors in interest, or third parties with whom they have a contractual relationship, or arising directly or indirectly from the violation of any environmental protection, health or safety law, whether such claims are asserted by any governmental agency or any other Person, except where such claim or expense arose from the gross negligence or willful misconduct of Agent or any Bank. This indemnity shall survive termination of this Agreement.

            11.8. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of Oklahoma.

            11.9. Severability of Provisions. Any provision of any Loan Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

            11.10. Counterparts. This Agreement may be executed in any number of counterparts, and all the counterparts taken together shall be deemed to constitute one and the same instrument.

            11.11. Headings. Article and Section headings in the Loan Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.

            11.12. Jury Trial Waiver. BORROWER AND EACH BANK HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS. BORROWER AND EACH BANK ALSO SUBMITS ITSELF AND OTHERWISE CONSENTS TO THE JURISDICTION AND VENUE OF THE MAYES COUNTY DISTRICT COURT OR FEDERAL DISTRICT COURT (NORTHERN DISTRICT OF OKLAHOMA), AS TO ANY DISPUTES OR OTHER MATTERS ARISING OUT OF OR IN CONNECTION HEREWITH.

            11.13. Conflicts. To the extent any conflict exists under any of the Loan Documents, this Agreement shall be controlling.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                  "Borrower"

                                  ORCHIDS PAPER PRODUCTS COMPANY

                                  By /s/ Keith R. Schroeder
                                     -------------------------------------------
                                     Keith R. Schroeder, Chief Financial Officer
                                     and Secretary

                                  "Banks"

                                  BANK OF OKLAHOMA, N.A.

                                  By /s/ Stephen R. Wright
                                     ----------------------------------------
                                     Stephen R. Wright, Senior Vice President

                                  Principal Office:

                                  Bank of Oklahoma Tower
                                  P.O. Box 2300
                                  Tulsa, Oklahoma 74192

                                   LOCAL OKLAHOMA BANK, N.A.

                                   By /s/ Elisabeth F. Blue
                                      -----------------------------------------
                                      Elisabeth F. Blue, Senior Vice President

                                   Principal Office:

                                   2250 East 73rd Street, Suite 200
                                   Tulsa, Oklahoma 74136

                                   "Agent"

                                   BANK OF OKLAHOMA, N.A.

                                   By /s/ Stephen R. Wright
                                      ----------------------------------------
                                      Stephen R. Wright, Senior Vide President

                                   Principal Office:

                                   Bank of Oklahoma Tower
                                   P.O. Box 2300
                                   Tulsa, Oklahoma 74192